Exhibit 99.1

PHI Group to Acquire Majority Interest in a Profitable Vietnamese Plastic Manufacturing Company

The closing of this transaction would qualify for upgrading to the Nasdaq Stock Market

New York, NY, July 25, 2018 (GLOBE NEWSWIRE) PHI Group, Inc., (www.phiglobal.com) (OTCQB: PHIL), a U.S. diversified holding company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, today announced that it has signed an agreement to acquire a majority interest in an undisclosed profitable Vietnamese plastic manufacturing company (the “Target”) that has been in business for more than seventeen years, with last year’s revenues of approximately $46.2 million and EBITDA of $3.7 million, respectively.

According to the agreement, PHI Group will form a wholly owned subsidiary “American Pacific Plastics, Inc.” as the special purpose vehicle to hold the majority interest in the Target and will pay for the transaction with PHI Preferred Stock. The Company intends to file a registration statement with the Securities and Exchange Commission for American Pacific Plastics to become a separate publicly traded entity and use it as a platform to acquire other plastic manufacturing companies in Southeast Asia in the future.

The Target owns state-of-the-art laboratories and manufacturing facilities and caters to the needs of a growing list of well-established customers including Vinamilk, Nestle and Pepsi. It currently plans to set up a new factory to increase combined revenues to over $100 million per year.

Henry Fahman, Chairman and CEO of PHI Group, stated: “We believe the closing of this transaction will enable us to upgrade to the Nasdaq Stock Market in the near future and use the special purpose vehicle as a platform to consolidate other targets to create additional value for our shareholders.”

About PHI Group, Inc.

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

PHI Group, Inc.

Henry Fahman

info@phiglobal.com